Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports (a) dated December 8, 2005, with respect to the consolidated financial statements and schedule of Inergy Holdings, L.P. and Subsidiaries for the year ended September 30, 2005, except for Note 18, as to which the date is May 18, 2006, and (b) dated December 8, 2005, with respect to the balance sheet of Inergy Holdings GP, LLC as of September 30, 2005 included in the Registration Statement (Form S-1
No. 333-134447) and the related Prospectus of Inergy Holdings, L.P. and Subsidiaries for the registration of 3,335,000 of its common units.

/s/    Ernst & Young LLP

Kansas City, Missouri

June 2, 2006